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                                                                 Exhibit 10.39.1

                                                                       Execution

                                    AGREEMENT

         This Agreement (this "Agreement"), dated as of February 28, 2003, is entered into among DELTAGEN, INC., a Delaware corporation with a place of business at 740 Bay Road, Redwood City, CA 94063 ("Deltagen"), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation with a place of business at Route 206 and Province Line Road, Princeton, NJ 08543 ("BMS").

         WHEREAS, BMS would like to obtain a DeltaOne(TM) license from Deltagen;

         WHEREAS, Deltagen would like BMS' affiliate, Bristol-Myers Squibb Pharma Company ("BMS Pharma", f/k/a DuPont Pharmaceuticals Company), to assume that certain Lease dated February 23, 1999 (the "Lease") between Deltagen's wholly owned subsidiary, Deltagen Research Laboratories, LLC ("DRL", f/k/a CombiChem, Inc.), and LMC Executive Investment Company, LLC, as successor to LMC Shoreham Investment Company, LLC and Convoy Court Investment Company, LLC, as tenants in common (the "Landlord");

         WHEREAS, concurrently with the execution of this Agreement, BMS and Deltagen have caused BMS Pharma and DRL, respectively, to execute and deliver a Lease Assignment and Assumption Agreement in the form annexed hereto as Exhibit A (the "Assignment") pursuant to which DRL has assigned the Lease to BMS Pharma and BMS Pharma has assumed the obligations of the tenant under the Lease, subject in each case to receipt of Landlord's written consent thereto; and

         WHEREAS, if Deltagen successfully raises additional debt or equity financing as hereinafter provided, BMS and Deltagen have agreed that effective as of the date of the consummation of such equity transaction:

               (a) BMS shall release Deltagen from its obligations relating to the Lease under (i) that certain Purchase Agreement dated as of February 8, 2002, as amended by that certain Amendment dated as of February 14, 2002 (collectively, the "Purchase Agreement") between Deltagen and BMS and (ii) the Related Instruments (as such term is defined in the Purchase Agreement), in each case except for obligations relating to the period between February 16, 2002 and March 1, 2003 (the "Excluded Period") and (b) BMS shall terminate that certain Guaranty dated February 16, 2002 (the "Guaranty") by Deltagen in favor of BMS and the other Beneficiaries (as such term is defined in the Guaranty) with respect to all obligations of Deltagen under the Guaranty except for obligations relating to the Excluded Period. In addition, BMS shall release Deltagen from any obligation to pay the $296,422.61 in rent and other charges due under the Lease as of February 1, 2003 and any late charges or fees relating thereto not paid by DRL (collectively, the "Outstanding Amount").

               (b) Deltagen shall grant BMS a credit to be applied against any fees due under the DeltaOneTM Agreement (defined below).

               (c) BMS Pharma shall indemnify DRL and Deltagen against and hold DRL and Deltagen harmless from any and all cost, liability, loss, damage or expense,

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including, without limitation, attorneys' fees, (i) arising out of the tenant's obligations under the Lease arising or accruing from and after March 1, 2003 and
(ii) any obligation to pay the Outstanding Amount.

         NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

         1. Concurrently with the execution of this Agreement, Deltagen and BMS have entered into the DeltaOne(TM) Agreement attached hereto as Exhibit B (the "DeltaOne(TM) Agreement").

         2. Deltagen (a) represents and warrants to BMS that (i) the Lease has not been amended or modified since the closing under the Purchase Agreement and
(ii) to the best knowledge of Deltagen and DRL, except for (x) the failure of DRL to pay the Outstanding Amount and (y) the claim made by the landlord under the Lease which is described in Section 4.13 of the Disclosure Schedule to the Purchase Agreement, there are currently no defaults of the either the tenant or the landlord under the Lease and no event which, with notice or lapse of time or both, would constitute a default of the tenant or the landlord under the Lease,
(b) agrees that, unless Sections 3(a), 3(b), 3(c), 3(d) and 3(e) of this Agreement become effective, the Assignment does not (i) release Deltagen from, or operate as a waiver by BMS of any of, Deltagen's obligations and agreements under the Purchase Agreement, the Guaranty or any other Related Instrument (as such term is defined in the Purchase Agreement), whether such obligations or agreements relate to the Lease or other matters, or (ii) preclude any exercise of any right or power by BMS under the Purchase Agreement, the Guaranty or any other Related Instrument and (c) consents to any amendment or modification of the Lease entered into by BMS Pharma or its successors and assigns after the date hereof in order to facilitate the subleasing of the premises demised by the Lease or the further assignment of the Lease and agrees that, except as expressly provided in this Agreement, no such amendment or modification shall
(i) release Deltagen from, or operate as a waiver by BMS of, any of Deltagen's obligations and agreements under the Purchase Agreement, the Guaranty or any other Related Instrument, whether such obligations or agreements relate to the Lease or other matters, or (ii) preclude any exercise of any right or power by BMS under the Purchase Agreement, the Guaranty or any other Related Instrument, provided that notwithstanding anything to the contrary in this Agreement, the Purchase Agreement, the Guaranty or in any Related Instrument, in no event shall Deltagen be responsible or liable to BMS for any increase in the obligations of the tenant under the Lease resulting from any such amendment, modification or assignment. Notwithstanding the foregoing, BMS agrees that BMS shall not assert a claim or take any legal action against Deltagen under the Purchase Agreement, the Guaranty or any Related Instrument, or otherwise, in each case with respect to the Lease, prior to March 31, 2003 (the "Outside Date"), provided that if Sections 3(a), 3(b), 3(c), 3(d) and 3(e) of this Agreement do not become effective, this limitation shall not affect the rights of BMS to assert such claims or to take such actions after the Outside Date with regard to the period prior to the Outside Date. If Sections 3(a), 3(b), 3(c), 3(d) and 3(e) of this Agreement do become effective, BMS's rights to make such claims will be limited only by Sections 3(a), 3(b), 3(c) and 3(d) of this Agreement.

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         3. Notwithstanding anything in this Agreement to the contrary, the effectiveness of the provisions of Sections 3(a), 3(b), 3(c), 3(d) and 3(e) of this Agreement are expressly conditioned on Deltagen's consummation, on or prior to the Outside Date, of one or more debt or equity investments in Deltagen (by persons other than subsidiaries of, or other entities controlled by, Deltagen) which provide Deltagen with net cash proceeds in an aggregate amount of not less than $2,000,000 in immediately available funds. Deltagen shall provide BMS with written evidence of both (i) the consummation of such equity investments and
(ii) the date of such consummation which, in each case, is reasonably satisfactory to BMS. If it is on or prior to the Outside Date, the date upon which such equity investments are consummated shall be the date upon which Sections 3(a), 3(b), 3(c), 3(d) and 3(e) of this Agreement shall automatically become effective.

         (a) BMS, for itself and for the other Beneficiaries, (i) hereby agrees that the Guaranty shall be terminated and no longer in effect but only with respect to (x) the obligation to pay the Outstanding Amount and (y) all obligations of Deltagen under the Guaranty except for obligations relating to the Excluded Period and (ii) hereby forever and irrevocably releases, discharges and acquits Deltagen and its affiliates, partners, officers, directors, agents, trustees, beneficiaries, and employees of and from any and all claims, acts, damages, liabilities, rights of action and causes of action which BMS or the other Beneficiaries may have against Deltagen under the Guaranty which relate to or arise from (A) periods other than the Excluded Period and (B) the obligation to pay the Outstanding Amount.

         (b) BMS hereby forever and irrevocably releases, discharges and acquits Deltagen and its affiliates, partners, officers, directors, agents, trustees, beneficiaries, and employees of and from all of Deltagen's obligations and agreements arising from or relating to (i) the Lease under the Purchase Agreement and the Related Instruments relating to or arising during periods other than the Excluded Period and (ii) the obligation to pay the Outstanding Amount.

         (c) Except for the matters expressly released above, the foregoing releases shall not (i) apply to Deltagen's remaining obligations and agreements under the Purchase Agreement or any Related Instrument, all of which Deltagen hereby ratifies and confirms, (ii) operate as a waiver by BMS of any such remaining obligations and agreements of Deltagen under the Purchase Agreement or any Related Instrument or (iii) preclude any exercise of any right or power by BMS in respect of such remaining obligations and agreements under the Purchase Agreement or any Related Instrument.

         (d) BMS Pharma hereby indemnifies DRL and Deltagen against and holds DRL and Deltagen harmless from any and all cost, liability, loss, damage or expense, including without limitation, attorneys' fees, arising out of the tenant's obligations under the Lease relating to or arising from (i) the period from and after March 1, 2003 and (ii) the obligation to pay the Outstanding Amount.

         (e) Deltagen hereby grants BMS a credit of Five Million Dollars ($5,000,000.00) (the "Credit"), which Credit may only be applied against fees due at any time and from

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time to time under the DeltaOne(TM) Agreement during the term of the
DeltaOne(TM) Agreement. The Credit, or any portion thereof, shall not be transferred or assigned (whether voluntarily, by operation of law or otherwise) by BMS to any other party without the prior written consent of Deltagen, which consent shall be granted or withheld in Deltagen's sole and absolute discretion. Any such transfer or assignment of the Credit, or any portion thereof, without Deltagen's prior written consent shall be null and void. Notwithstanding anything else contained in this Agreement, Deltagen's consent shall not be required for the transfer or assignment of all or any portion of the Credit to one or more Affiliates (as such term is defined in the Purchase Agreement) of BMS. The parties agree that the Credit represents fair and adequate consideration to BMS for entering into this Agreement.

         4. Notwithstanding anything else contained in this Agreement, BMS and Deltagen agree to cooperate to require the applicable insurance carrier to pay and/or defend any claim covered by liability insurance that was carried by DRL, f/k/a BMSPRL, L.L.C., a Delaware limited liability company, successor by conversion pursuant to Section 266 of the Delaware General Corporation Law to Bristol-Myers Squibb Pharma Research Labs, Inc., a Delaware corporation, f/k/a Dupont Pharmaceuticals Research Laboratories, Inc., a Delaware corporation, f/k/a CombiChem, Inc., including any claim for indemnification made by the Landlord relating to such a claim. This Section 4 is not intended to alter the ultimate responsibility for any such claim pursuant to this Agreement, and the party ultimately responsible for any such claim under this Agreement shall bear any out-of-pocket costs associated with requiring any such insurance carrier to pay such a claim. Insurance carriers are not intended to be subrogated to the rights of any party to this Agreement under this Agreement.

         5. Deltagen and BMS agree that this Agreement will not be effective unless and until (a) BMS Pharma and DRL have executed and delivered the Assignment, (b) BMS and Deltagen have executed and delivered the DeltaOne(TM) Agreement and (c) the Landlord has executed and delivered the Landlord Consent in substantially the form annexed to the Assignment.

         6. Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that without such consent, (a) a party may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction, and (b) a party may assign this Agreement and its rights and obligations hereunder, in whole or part, to an affiliate. Any permitted successor or assignee shall assume all obligations of its transferor or assignor under this Agreement. Any purported assignment or transfer in violation of this Section 6 shall be void.

         7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

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         8.  This Agreement, including all Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all of the parties hereto. In the event that there is a conflict between the terms and conditions set out in the body of this Agreement and those set forth on any Exhibits hereto, the terms and conditions set forth in the body of this Agreement shall control.

         9. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

         10. If any provision of this Agreement, or the application thereof to any person, entity, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, entities, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth herein. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties' intent in entering into this Agreement.

         11. Each of BMS and Deltagen represents and warrants to the other that its execution and delivery of this Agreement has been duly authorized by all requisite corporate action and that this Agreement constitutes a legal, valid and binding obligation of BMS and Deltagen, respectively, enforceable in accordance with its terms.

         12. This Agreement shall be binding upon the parties when executed and delivered by facsimile transmission or by delivery of original executed counterparts, whether executed by the parties on the same or on separate counterparts, and each fully executed counterpart and/or each complete set of executed counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13. The parties agree that no public release or announcement concerning the transactions contemplated hereby (including, without limitation, execution of the DeltaOne(TM) Agreement) shall be issued by either party without the consent of the other party (which consent shall not be unreasonably withheld), except as such release may be required by applicable laws or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

DELTAGEN, INC.

By:_____________________________
Name:___________________________
Title:__________________________


BRISTOL-MYERS SQUIBB COMPANY

By:_____________________________
Name:___________________________
Title:__________________________

BMS Pharma executes this Agreement below for the sole purpose of accepting and agreeing to its obligation to indemnify DRL as provided in Section 3(d) hereof upon satisfaction of the condition set forth in Section 3.

BRISTOL-MYERS SQUIBB PHARMA COMPANY

By:_____________________________
Name:___________________________
Title:__________________________